Exhibit 4.13

Execution Copy

CANADIAN COLLATERAL AGREEMENT

made by

PRIMUS TELECOMMUNICATIONS CANADA INC.

and certain of its Affiliates

in favor of

COMPUTERSHARE TRUST COMPANY OF CANADA,

as Canadian Collateral Trustee

Dated as of December 22, 2009

Schedules

Schedule 1	[intentionally omitted]
Schedule 2	Description of Pledged Securities
Schedule 3	Filings and Other Actions Required to Perfect Security Interest
Schedule 4	Jurisdiction of Organization, Identification Number and Location of Chief Executive Office
Schedule 5	Locations of Inventory and Equipment
Schedule 6	Intellectual Property
Schedule 7	[intentionally omitted]
Schedule 8	Deposit Accounts and Securities Accounts
Schedule 9	Receivables

Annexes

Annex I	Assumption Agreement

CANADIAN COLLATERAL AGREEMENT, dated as of December 22, 2009, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of Computershare Trust Company of Canada, as Canadian Collateral Trustee (in such capacity and together with any successor, the “ Canadian Collateral Trustee”) for the benefit of the holders (the “Holders”) from time to time of the 13% Senior Secured Canadian Notes due 2016 (the “Canadian Notes”) issued by Primus Telecommunications Canada Inc. (the “Company”) pursuant to the Indenture, dated as of December 22, 2009 by and among the Company, Primus Telecommunications Holding, Inc., Primus Telecommunications Group, Incorporated, the guarantors party thereto, The Bank of New York Mellon as trustee (in such capacity and together with any successor, the “Trustee”) the Canadian Collateral Trustee, the US Collateral Trustee (as defined therein) (as amended, supplemented or otherwise modified from time to time, the “Indenture”), and each of the other Secured Parties (as defined).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of the Indenture, the Company has issued to the Holders the Canadian Notes upon the terms and subject to the conditions set forth therein, and the other Grantors have guaranteed the obligations of the Company thereunder;

WHEREAS, the Canadian Collateral Trustee has agreed to act as Canadian Collateral Trustee for the Secured Parties for the purposes of holding any and all security for the payment and performance of the obligations of the Company and the other Grantors under the Indenture and the other Indenture Documents;

WHEREAS, the Company is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Canadian Notes will be used in part to enable the Company to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Company and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the extensions of credit under the Canadian Notes; and

WHEREAS, it is a condition precedent to the obligation of the Holders to purchase the Canadian Notes that the Grantors shall have executed and delivered this Agreement to the Canadian Collateral Trustee;

NOW, THEREFORE, in consideration of the premises and to induce the Holders to purchase the Canadian Notes, each Grantor hereby agrees with the Canadian Collateral Trustee, for the benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture and the following terms are used herein as defined in the PPSA: Account, Certificated Security, Chattel Paper, Documents of Title, Equipment, Goods, Instruments, Intangibles, Inventory, motor vehicle, Serial Numbered Goods, Securities Account, Security and Security Entitlement.

(b) The following terms shall have the following meanings:

“Additional Notes”: any additional notes issued and outstanding under the Indenture (or under any supplemental indenture).

“Agreement”: this Canadian Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“CIPO”: means the Canadian Intellectual Copyright Office.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Canadian Collateral Trustee as provided in Section 5.1 or 5.4.

“Collateral Documents”: this Agreement, the Collateral Trust Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to the foregoing or this Agreement.

“Collateral Trust Agreement”: a collateral trust agreement dated the date hereof among the Company, the Guarantors from time to time party thereto, the Priority Lien Representatives (as defined therein) from time to time party thereto, the Parity Lien Representatives (as defined therein) from time to time party thereto, the Trustee and the Canadian Collateral Trustee, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

“Company Obligations”: the collective reference to the unpaid principal of and interest on the Canadian Notes and Additional Notes, to the extent such notes are outstanding, and all other obligations and liabilities of the Company to the Canadian Collateral Trustee or any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Canadian Notes, the Indenture, the other Indenture Documents, the other Collateral Documents, or any other document made, delivered or given in connection with any of the foregoing, and in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, cost, expense or otherwise (including, without limitation, all fees and disbursements of counsel to the Canadian Collateral Trustee or to any other Secured Party that are required to be paid by the Company pursuant to the terms of any of the foregoing agreements).

“Copyrights”: (i) all copyrights arising under the laws of Canada, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the CIPO, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Deposit Account”: any demand, time, savings, passbook or similar account maintained with a bank or other deposit taking institution.

“Designs” means all of the following now owned or hereafter acquired by any Grantor: (a) all industrial designs and intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the CIPO or in any similar office or agency in any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Design Licence” means rights under any written agreement now owned or hereafter acquired by any Grantor granting any right to use any Design.

“Domestic Perfection Action”: any of (a) filing of financing statements under the PPSA, (b) filings with CIPO Office, and (c) possession in Ontario of stock certificates, promissory notes, and other instruments and similar collateral. (other than any instruments for which an affidavit of loss has been delivered to the Canadian Collateral Trustee, provided that any replacement instruments shall be delivered to the Canadian Collateral Trustee promptly upon any Grantor obtaining possession of such replacement instrument).

“Excluded Assets”: the collective reference to any contract, General Intangible, Copyright License, Patent License or Trademark License (“Intangible Assets”), in each case to the extent the grant by the relevant Grantor of a security interest pursuant to this Agreement in such Grantor’s right, title and interest in such Intangible Asset or other property (A) is prohibited by legally enforceable provisions of such contract, agreement, instrument or indenture, or by any applicable law, (B) would give any other party to such contract, agreement, instrument or indenture a legally enforceable right to terminate its obligations thereunder or (C) is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained; provided, that Excluded Assets shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Guarantor Obligations”: with respect to any Guarantor, the collective reference to all obligations and liabilities of such Guarantor which may arise under or in connection with the Indenture, the other Indenture Documents or any Collateral Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Canadian Collateral Trustee or to any Secured Party that are required to be paid by such Guarantor pursuant to the terms of this Agreement, the Indenture or any other Collateral Document).

“Guarantors”: the collective reference to each Grantor other than the Company.

“Indenture Documents”: the Indenture, the Canadian Notes and the other documentation from time to time executed and delivered in connection therewith, including any supplemental indentures.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under Canada, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Designs, the Patents, the Design Licenses, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to any other Grantor.

“Intercreditor Agreement”: the Intercreditor Agreement, dated as of February 26, 2007 and amended by that certain first amendment as of July 1, 2009, by and among the Grantors party thereto, the Canadian Collateral Trustee (as successor First Lien Collateral Agent (as defined therein)), and U.S. Bank National Association as Second Lien Collateral Agent (as defined therein).

“Investment Property”: means a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract or commodity account and shall include, for greater certainty, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Investment Property.

“Obligations”: (i) in the case of the Company, the Company Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Parent”: Primus Telecommunications Group, Incorporated, a Delaware corporation.

“Patents”: (i) all letters patent of Canada, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6,

(ii) all applications for letters patent of Canada or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“Pledged Notes”: all promissory notes, if any, listed on Schedule 2 and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held directly by, any Grantor while this Agreement is in effect.

“Pledged ULC Shares” shall mean the Pledged Stock which are shares in the capital stock of a ULC.

“ULC” shall mean any unlimited liability company or unlimited liability corporation existing under the laws of any province or territory of Canada and any successor to any such unlimited liability company or unlimited liability corporation.

“PPSA” means the Personal Property Security Act (Ontario); provided, that if the attachment, perfection or priority of the Secured Party’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property laws in such other jurisdiction in Canada for the purpose of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, including, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold, leased, licensed, assigned or otherwise disposed of, or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Parties”: the collective reference to the Canadian Collateral Trustee and the Trustee and the Holders.

“Securities Act”: the Securities Act (Ontario), as amended.

“Supplemental Security Documents”: as defined in the Collateral Trust Agreement.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in CIPO or in any similar office or agency of Canada, any province or territory thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GRANT OF SECURITY INTEREST

2.1 Grant of Security. Each Grantor hereby assigns and transfers to the Canadian Collateral Trustee, and hereby grants to the Canadian Collateral Trustee, for the ratable benefit of the Secured Parties, a security interest in, all of its present and after acquired personal property including without limitation, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(a)	all Accounts;

(b)	all Chattel Paper;

(c)	all Deposit Accounts;

(d)	all Documents of Title;

(e)	all Equipment;

(f)	all Intangibles;

(g)	all Instruments;

(h)	all Intellectual Property;

(i)	all Inventory;

(j)	all Investment Property;

(k)	all Motor Vehicles;

(l)	all Goods and other property not otherwise described above;

(m)	all books and records pertaining to the Collateral; and

(n)	to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, that the Collateral shall not include any Excluded Assets and, in the case of Intellectual property Section 2.1 shall operate to create a security interest therein but shall not constitute an assignment or transfer thereof.

2.2 Exception to Last Day. The security interest granted hereby shall not extend or apply to, and Collateral shall not include, the last day of the term of any lease or agreement therefor, but upon enforcement of the security interest granted hereby, each Grantor shall stand possessed of such last day in trust or assign the same to any person acquiring such term.

2.3 Attachment. Each Grantor acknowledges that (i) value has been given, (ii) it has rights in the Collateral, (iii) it has not agreed to postpone the time for attachment of the Lien granted hereunder, and (iv) it has received a copy of this Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce each of the Holders to purchase the Canadian Notes, each Grantor hereby represents and warrants to the Canadian Collateral Trustee and each Secured Party that:

3.1 Title; No Other Liens. Except for the security interest granted to the Canadian Collateral Trustee for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Indenture, such Grantor owns its right, title and interest in and to each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except (a) such as have been filed in favor of the Canadian Collateral Trustee, for the ratable benefit of the Secured Parties, pursuant to this Agreement, or (b) or as are permitted by the Indenture. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Canadian Collateral Trustee and each Secured Party understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Canadian Collateral Trustee to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

3.2 Perfected First Priority Liens. Subject to Section 7.18 and except as otherwise contemplated by the terms of the Indenture, the security interests granted by such Grantor pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule) except with respect to Collateral in respect of which a security interest cannot be perfected by Domestic Perfection Actions, have been delivered to the Canadian Collateral Trustee in completed and duly executed form, will constitute valid perfected security interests in all of the Collateral with respect to which perfection may be accomplished by Domestic Perfection Actions in favor of the Canadian Collateral Trustee, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof and (b) are prior to all other Liens on the Collateral except for Permitted Priority Liens.

3.3 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Canadian Collateral Trustee a certified charter, certificate of incorporation or other organization document and good standing certificate as of a date which is recent to the date hereof.

3.4 Inventory and Equipment. On the date hereof, the material portion of Inventory and the Equipment (other than mobile goods) are kept at the locations listed on Schedule 5.

3.5 [Intentionally Deleted].

3.6 Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor.

(b) To the knowledge of such Grantor, all the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c) To the knowledge of such Grantor, each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement or as permitted by the Indenture.

3.7 Receivables. (a) Schedule 9 is a list of the Receivables evidenced by any Instrument or Chattel Paper which has been delivered to the Canadian Collateral Trustee.

(b) None of the obligors on any Receivable is a Governmental Authority, except for Receivables the face amount of which in the aggregate constitute not more than 5% of the face amount of all Receivables.

3.8 Intellectual Property. (a) Schedule 6 lists all material Intellectual Property which is the subject of an application or registration owned by such Grantor in its own name on the date hereof.

(b) On the date hereof, to its knowledge, all material Intellectual Property of such Grantor described on Schedule 6 is valid, subsisting, unexpired and enforceable, has not been abandoned and to the Grantor’s knowledge does not infringe upon the intellectual property rights of any other Person.

(c) Except (i) for licensing or franchise agreements between any two or more of Parent and its Subsidiaries, (ii) the licensing of one provisional patent to various companies to enable them to provide void services, (iii) the licensing of Trademarks to independent sales agents, and (iv) as set forth in Schedule 6, on the date hereof, none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

(d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

(e) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any material Intellectual Property or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would have a material adverse effect on the value of any material Intellectual Property.

3.9 Vehicles. On the date hereof, the aggregate book value of all Vehicles owned by all Grantors is less than $500,000.

3.10 Deposit Accounts and Securities Accounts. Schedule 8 lists each Deposit Account and each Securities Account maintained by such Grantor on the date hereof.

3.11 [Intentionally Deleted].

SECTION 4. COVENANTS

Each Grantor covenants and agrees with the Canadian Collateral Trustee and the Secured Parties that, from and after the date of this Agreement until the Obligations shall have been paid in full:

4.1 Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall, not later than the end of the fiscal quarter in which any such amount becomes so evidenced, be delivered to the Canadian Collateral Trustee (subject to the Collateral Trust Agreement), duly indorsed in a manner satisfactory to the Canadian Collateral Trustee, to be held as Collateral pursuant to this Agreement; provided, that the Grantors shall not be obligated to deliver to the Canadian Collateral Trustee any Instruments, Certificated Securities or Chattel Paper held by any Grantor at any time to the extent that the aggregate face amount of all such Instruments and Chattel Paper held by all Grantors at such time does not exceed $1,000,000 or such Instruments and Chattel Paper reflect an agreement between any two or more of Parent and its Subsidiaries.

4.2 Maintenance of Insurance. (a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies insuring the Inventory, Equipment and Vehicles against loss by fire, explosion, theft and such other casualties as shall be customary for similar businesses in similar locations.

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until the applicable insurer has complied with applicable law (ii) name the Canadian Collateral Trustee as additional insured party or loss payee, and (iii) provide that the applicable insurer shall endeavor to provide the Canadian Collateral Trustee with at least 30 day prior notice of cancellation thereof.

(c) The Company shall deliver to the Canadian Collateral Trustee such additional information concerning such insurance as the Canadian Collateral Trustee may from time to time reasonably request or as otherwise required by the Indenture Documents, provided, however, that the Canadian Collateral Trustee shall have no obligation to monitor the insurance or request such further information.

4.3 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such tax, assessment, charge, levy or claim need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or such Grantor’s interest in such material portion of the Collateral.

4.4 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest in the manner, and having at least the priority described in Section 3.2 and shall use its commercially reasonable efforts to defend such security interest against the claims and demands of all Persons whomsoever.

(b) Such Grantor will furnish to the Canadian Collateral Trustee from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection with the Collateral as the Canadian Collateral Trustee may reasonably request, all in reasonable detail, provided, however, that the Canadian Collateral Trustee shall have no obligation to monitor such assets and property or requires such statements and schedules.

(c) At any time and from time to time, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as may be necessary or as the Canadian Collateral Trustee may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and any Supplemental Security Agreements and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements under the PPSA (or other similar foreign laws, as applicable) with respect to the security interests created hereby, and (ii) in the case of Investment Property, taking, to the extent required by the Indenture, any actions necessary to enable the Canadian Collateral Trustee to obtain “control” (within the meaning of the applicable PPSA) with respect thereto, subject to the terms of the Collateral Trust Agreement to the extent then in effect.

4.5 Changes in Name, etc. Such Grantor will not, except (i) during the period beginning on the date hereof and ending 15 days thereafter, upon prior notice and (ii) thereafter upon 15 days prior written notice, to the Canadian Collateral Trustee and, in each case, upon filing, execution or delivery of all additional financing statements and other documents necessary to maintain the validity, perfection and priority of the security interests provided for herein:

(i) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 3.3; or

(ii) change its name.

4.6 Notices. Such Grantor will advise the Canadian Collateral Trustee:

(a) No less often than on a quarterly basis, in reasonable detail, of any Lien (other than security interests created hereby or Liens permitted under the Indenture) on any of the Collateral which would adversely affect the ability of the Canadian Collateral Trustee to exercise any of its remedies hereunder; and

(b) Promptly, in reasonable detail, of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

4.7 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer of Pledged Stock, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall, to the extent applicable and within the time period required under Section 4.1, accept the same as the agent of the Canadian Collateral Trustee and the Secured Parties, hold the same in trust for the Canadian Collateral Trustee and the Secured Parties and deliver the same promptly to the Canadian Collateral Trustee in the exact form received, duly endorsed by such Grantor to the Canadian Collateral Trustee, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Canadian Collateral Trustee so requests, signature guaranteed, to be held by the Canadian Collateral Trustee, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property pledged hereunder upon the liquidation or dissolution of any Issuer shall be paid over to the Canadian Collateral Trustee to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of such Investment Property, or any property shall be distributed upon or with respect to such Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Canadian Collateral Trustee, be delivered to the Canadian Collateral Trustee promptly to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of such Investment Property shall be received by such Grantor, subject to the terms of the Collateral Trust Agreement, such Grantor shall, until such money or property is paid or delivered to the Canadian Collateral Trustee, hold such money or property in trust for the Secured Parties, segregated from other funds of such

Grantor, as additional collateral security for the Obligations. Notwithstanding any of the foregoing, the Grantors shall not be required to hold in trust for the Canadian Collateral Trustee, pay over to the Canadian Collateral Trustee or deliver to the Canadian Collateral Trustee as Collateral any proceeds of any liquidation or dissolution of any Issuer, or any distribution of capital or property in respect of any Investment Property, to the extent that (i) such liquidation, dissolution or distribution would be permitted by the Indenture and (ii) the proceeds thereof are applied toward prepayment of the Canadian Notes to the extent required by Indenture.

(b) Without the prior written consent of the Canadian Collateral Trustee, such Grantor will not (i) except as otherwise permitted by the Indenture, vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Issuer, unless such securities are delivered to the Canadian Collateral Trustee, concurrently with the issuance thereof, to be held by the Canadian Collateral Trustee as Collateral, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property pledged hereunder or Proceeds thereof (except pursuant to a transaction permitted by the Indenture), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of such Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and Permitted Liens or (iv) except as otherwise permitted by the Indenture, enter into any agreement or undertaking restricting the right or ability of such Grantor or the Canadian Collateral Trustee to sell, assign or transfer any of the Pledged Securities or Proceeds thereof.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Canadian Collateral Trustee promptly in writing upon its receipt of any collateral in respect of the Investment Property described in Section 4.7(a) and (iii) the terms of Sections 5.3(c) and 5.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.3(c) or 5.7 with respect to the Pledged Securities issued by it.

(d) Each Issuer that is a partnership or a limited liability company (i) confirms that none of the terms of any equity interest issued by it provides that such equity interest is a “security” within the meaning of the PPSA, (ii) agrees that it will take no action to cause or permit any such equity interest to become a Security, (iii) agrees that it will not issue any certificate representing any such equity interest and (iv) agrees that if, notwithstanding the foregoing, any such equity interest shall be or become a Security, such Issuer will (and the Grantor that holds such equity interest hereby instructs such Issuer to) comply with instructions originated by the Canadian Collateral Trustee without further consent by such Grantor.

4.8 Receivables. (a) Other than in the ordinary course of business consistent with its past practice, or unless the applicable Grantor concludes that any of the following is in the best interest of such Grantor, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

(b) Such Grantor will deliver to the Canadian Collateral Trustee no less often than on a quarterly basis a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.

4.9 Intellectual Property. (a) Such Grantor (either itself or through licensees) will (i) to such extent as such Grantor determines it is desirable to do so, continue to use each material Trademark on each and every material trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable law, and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or materially impaired in any way.

(b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

(c) Such Grantor (either itself or through licensees) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of any material Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of any material Copyrights may fall into the public domain.

(d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe upon the intellectual property rights of any other Person.

(e) Such Grantor will promptly notify the Canadian Collateral Trustee in writing if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in CIPO or any court in Canada regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any material Intellectual Property with CIPO, such Grantor shall report such filing to the Canadian Collateral Trustee no less often than on a quarterly basis. Such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as are required to evidence the Canadian Collateral Trustee’s, and the Secured Parties’ security interest in any material Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before CIPO, that such Grantor determines may be desirable to maintain and pursue each application relating to any material Intellectual Property (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, notify the Canadian Collateral Trustee after it learns thereof no less often than on a quarterly basis and, if such Grantor determines in its reasonable judgment that legal action is appropriate, take legal action to contest the infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

4.10 [Intentionally Deleted].

SECTION 5. REMEDIAL PROVISIONS

5.1 Certain Matters Relating to Receivables. (a) The Canadian Collateral Trustee shall have the right, at any time after the occurrence and during the continuance of an Event of Default, to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Canadian Collateral Trustee may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon the Canadian Collateral Trustee’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Canadian Collateral Trustee to furnish to the Canadian Collateral Trustee reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) The Canadian Collateral Trustee hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Canadian Collateral Trustee’s direction and control after the occurrence and during the continuance of an Event of Default, and the Canadian Collateral Trustee may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Canadian Collateral Trustee at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Canadian Collateral Trustee if required, in a Collateral Account maintained under the sole dominion and control of the Canadian Collateral Trustee, subject to withdrawal by the Canadian Collateral Trustee for the account of the Secured Parties only as provided in Section 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Canadian Collateral Trustee and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At any time after the occurrence and during the continuance of an Event of Default, at the Canadian Collateral Trustee’s request, each Grantor shall deliver to the Canadian Collateral Trustee all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

(d) At any time after the occurrence and during the continuance of an Event of Default, at the Canadian Collateral Trustee’s request, each Grantor will cooperate with the Canadian Collateral Trustee to establish a system of lockbox accounts, under the sole dominion and control of the Canadian Collateral Trustee, into which all Receivables shall be paid and from which all collected funds will be transferred to a Collateral Account.

5.2 Communications with Obligors; Grantors Remain Liable. (a) The Canadian Collateral Trustee in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Canadian Collateral Trustee’s satisfaction the existence, amount and terms of any Receivables.

(b) Upon the request of the Canadian Collateral Trustee at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall promptly notify obligors on the Receivables in writing that the Receivables have been assigned to the Canadian Collateral Trustee for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Canadian Collateral Trustee.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables (or any agreement giving rise thereto) to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto (provided that no Grantor shall be obligated in any manner to observe and perform any such conditions and obligations if the determination to not so observe and perform is made in good faith and in the exercise of Grantor’s reasonable business judgment). Neither the Canadian Collateral Trustee nor any Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Canadian Collateral Trustee or any Secured Party of any payment relating thereto, nor shall the Canadian Collateral Trustee or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.3 Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Canadian Collateral Trustee shall have given notice to the relevant Grantor of the Canadian Collateral Trustee’s intent to exercise its corresponding rights pursuant to Section 5.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer, and to exercise all voting, corporate and other rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate right exercised or other action taken which could reasonably be expected to impair a material portion of Collateral (except in connection with a transaction permitted by the indenture).

(b) If an Event of Default shall occur and be continuing and the Canadian Collateral Trustee shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Canadian Collateral Trustee shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in the order set forth in Section 5.5, and (ii) any or all of the Pledged Securities shall be registered in the name of the Canadian Collateral Trustee or its nominee, and the Canadian Collateral Trustee or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Canadian Collateral Trustee of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Canadian Collateral Trustee may determine), all without liability except to account for property actually received by it, but the Canadian Collateral Trustee shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Canadian Collateral Trustee in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) to the extent otherwise required hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Canadian Collateral Trustee.

5.4 Proceeds to be Turned Over To Canadian Collateral Trustee. In addition to the rights of the Canadian Collateral Trustee and the Secured Parties specified in Section 5.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing all Proceeds received by any Grantor consisting of cash, checks and Instruments shall be held by such Grantor in trust for the Canadian Collateral Trustee and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Canadian Collateral Trustee in the exact form received by such Grantor (duly indorsed by such Grantor to the Canadian Collateral Trustee, if required). All Proceeds received by the Canadian Collateral Trustee hereunder shall be held by the Canadian Collateral Trustee in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Canadian Collateral Trustee in a Collateral Account (or by such Grantor in trust for the Canadian Collateral Trustee and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.5.

5.5 Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Canadian Collateral Trustee’s election, the Canadian Collateral Trustee may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account in payment of the Obligations in accordance with the provisions of the Indenture or, if any Collateral Trust Agreement is then in effect, in accordance with the provisions of such Collateral Trust Agreement. Any balance of such proceeds remaining after the Obligations shall have been paid in full shall be paid over to the Grantors or to whomsoever may be lawfully entitled to receive the same.

5.6 PPSA and Other Remedies. If an Event of Default shall occur and be continuing, the Canadian Collateral Trustee, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the PPSA or any other applicable law or in equity. Without limiting the generality of the foregoing, the Canadian Collateral Trustee, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Canadian Collateral Trustee or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Canadian Collateral Trustee or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Canadian Collateral Trustee’s request, to assemble the Collateral and make it available to the Canadian Collateral Trustee at places which the Canadian Collateral Trustee shall reasonably select, whether at such Grantor’s premises or elsewhere. The Canadian Collateral Trustee shall apply the net proceeds of any action taken by it pursuant to this Section 5.6 or any Receiver under Section 5.9 with respect to any Grantor’s Collateral, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral of such Grantor or in any way relating to the Collateral of such Grantor or the rights of the Canadian Collateral Trustee and the Secured Parties hereunder with respect thereto, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of such Grantor, in the order specified in Section 5.5, and only after such application and after the payment by the Canadian Collateral Trustee of any other amount required by any provision of law, need the Canadian Collateral Trustee account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Canadian Collateral Trustee or any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

5.7 Registration Rights. (a) If the Canadian Collateral Trustee shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 5.6, and if in the opinion of the Canadian Collateral Trustee it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act of 1933 (the “US Securities Act”), the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Canadian Collateral Trustee, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the US Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Canadian Collateral Trustee, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Canadian Collateral Trustee shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the US Securities Act.

(b) Each Grantor recognizes that the Canadian Collateral Trustee may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Canadian Collateral Trustee shall be under no obligation to delay a sale of any of the Pledged

Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 5.7 valid and binding and in compliance with any and all other applicable law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 5.7 will cause irreparable injury to the Canadian Collateral Trustee and the Secured Parties, that the Canadian Collateral Trustee and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Indenture.

5.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Canadian Collateral Trustee or any Secured Party to collect such deficiency.

5.9 Appointment of Receiver. Upon the occurrence and during the continuance of any Event of Default, the Canadian Collateral Trustee may appoint or reappoint by instrument in writing, any Person or Persons, whether an officer or officers or an employee or employees of the Canadian Collateral Trustee or not, to be an interim receiver, receiver or receivers (hereinafter called a “Receiver”, which term when used herein shall include a receiver and manager) of Collateral (including any interest, income or profits therefrom) and may remove any Receiver so appointed and appoint another in his/her/its stead. Any such Receiver shall, so far as concerns responsibility for his/her/its acts, be deemed the agent of the applicable Grantor and not the Canadian Collateral Trustee or any of Holders, and neither the Canadian Collateral Trustee nor any Holder shall be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver or his/her/its servants, agents or employees. Subject to the provisions of the instrument appointing him/her/it and the provisions of applicable law, any such Receiver shall have power to take possession of Collateral, to preserve Collateral or its value, to carry on or concur in carrying on all or any part of the business of the applicable Grantor and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including the applicable Grantor, enter upon, use and occupy all premises owned or occupied by the applicable Grantor wherein Collateral may be situate, maintain Collateral upon such premises, borrow money on a secured or unsecured basis and use Collateral directly in carrying on the applicable Grantor’s business or as security for loans or advances to enable the Receiver to carry on the applicable Grantor’s business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by the Canadian Collateral Trustee, all money received from time to time by such Receiver in carrying out his/her/its appointment shall be received in trust for and be paid over to the Canadian Collateral Trustee. Every such Receiver may, in the discretion of the Canadian Collateral Trustee, be vested with all or any of the rights and powers of the Canadian Collateral Trustee.

The Canadian Collateral Trustee may, either directly or through its Canadian Collateral Trustees or nominees, exercise any or all of the powers and rights given to a Receiver by virtue of Section 5.9.

5.10 ULC Limitation. Notwithstanding any provisions to the contrary contained in this Agreement, the Indenture or any other document or agreement among all or some of the parties hereto, each Grantor is as of the date of this Agreement the sole registered and beneficial owner of all Pledged ULC Shares more particularly described in Schedule 2 to this Agreement and will remain so until such time as such Pledged ULC Shares are fully and effectively transferred into the name of the Secured Party or any other person on the books and records of such ULC. Nothing in this Agreement, the Indenture or any other document or agreement delivered among all or some of the parties hereto is intended to or shall constitute the Secured Party or any person other than a Grantor to be a member or shareholder of any ULC until such time as written notice is given to the applicable Grantor and all further steps are taken so as to register the Secured Party or other person as holder of the Pledged ULC Shares. The granting of the pledge and security interest pursuant to Section 2.1 does not make the Secured Party a successor to any Grantor as a member or shareholder of any ULC, and neither the Secured Party nor any of its respective successors or assigns hereunder shall be deemed to become a member or shareholder of any ULC by accepting this Agreement or exercising any right granted herein unless and until such time, if any, when the Secured Party or any successor or assign expressly becomes a registered member or shareholder of any ULC. Each Pledgor shall be entitled to receive and retain for its own account any dividends or other distributions if any, in respect of the Collateral, and shall have the right to vote such Pledged ULC Shares and to control the direction, management and policies of the ULC issuing such Pledged ULC Shares to the same extent as such Grantor would if such Pledged ULC Shares were not pledged to the Secured Party or to any other person pursuant hereto. To the extent any provision hereof would have the effect of constituting the Secured Party to be a member or shareholder of any ULC prior to such time, such provision shall be severed herefrom and ineffective with respect to the relevant Pledged ULC Shares without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral other than Pledged ULC Shares. Notwithstanding anything herein to the contrary (except to the extent, if any, that the Secured Party or any of its successors or assigns hereafter expressly becomes a registered member or shareholder of any ULC), neither the Secured Party nor any of its respective successors or assigns shall be deemed to have assumed or otherwise become liable for any debts or obligations of any ULC. Except upon the exercise by the Secured Party or other persons of rights to sell or otherwise dispose of Pledged ULC Shares or other remedies following the occurrence and during the continuance of an Event of Default, each Pledgor shall not cause or permit, or enable any ULC in which it holds Pledged ULC Shares to cause or permit, the Secured Party to: (a) be registered as member or shareholder of such ULC; (b) have any notation entered in its favour in the share register of such ULC; (c) be held out as member or shareholder of such ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of the Secured Party or other person holding a security interest in the Pledged ULC Shares; or (e) act as a member or shareholder of such ULC, or exercise any rights of a member or shareholder of such ULC, including the right to attend a meeting of such ULC or vote the shares of such ULC.

SECTION 6. THE CANADIAN COLLATERAL TRUSTEE

6.1 Canadian Collateral Trustee’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Canadian Collateral Trustee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Canadian Collateral Trustee the power and right, but not the obligation, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Canadian Collateral Trustee for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral when payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Canadian Collateral Trustee may request to evidence the Canadian Collateral Trustee’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 5.6 or 5.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Canadian Collateral Trustee or as the Canadian Collateral Trustee shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;(4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Canadian Collateral Trustee may deem appropriate; (7) assign any Design, Copyright, Patent or Trademark (along with the goodwill of the business to which any such Design, Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Canadian Collateral Trustee shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Canadian Collateral Trustee were the absolute owner thereof for all purposes, and do, at the Canadian Collateral Trustee’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Canadian Collateral Trustee deems necessary to protect, preserve or realize upon the Collateral and the Canadian Collateral Trustee’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do; and

(vi) license or sublicense whether on an exclusive or non-exclusive basis, any Intellectual Property for such term and on such conditions and in such manner as the Canadian Collateral Trustee shall in its sole judgment determine and, in connection therewith, such Grantor hereby grants to the Canadian Collateral Trustee for the benefit of the Secured Parties a royalty-free, world-wide irrevocable license of its Intellectual Property.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Canadian Collateral Trustee agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Canadian Collateral Trustee, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Canadian Collateral Trustee incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable under the Indenture, from the date of payment by the Canadian Collateral Trustee to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Canadian Collateral Trustee promptly on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

6.2 Duty of Canadian Collateral Trustee. The Canadian Collateral Trustee’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under the PPSA or otherwise, shall be to deal with it in the same manner as the Canadian Collateral Trustee deals with similar property for its own account. Neither the

Canadian Collateral Trustee, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Canadian Collateral Trustee and the Secured Parties hereunder are solely to protect the Canadian Collateral Trustee’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Canadian Collateral Trustee or any Secured Party to exercise any such powers. The Canadian Collateral Trustee and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. The Canadian Collateral Trustee will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder (including, without limitation, taking any actions under or in respect of control agreements) unless it has been provided with pre-funding, security or indemnity reasonably satisfactory to it (and, for the avoidance of doubt, from parties reasonably satisfactory to it) against any and all cost, loss, liability or expense which may be incurred by it by reason of taking or continuing to take such action.

6.3 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Canadian Collateral Trustee to file or record financing statements, financing change statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Canadian Collateral Trustee determines appropriate to perfect the security interests of the Canadian Collateral Trustee under this Agreement. Each Grantor authorizes the Canadian Collateral Trustee to use the collateral description “all personal property of the debtor, whether now owned or hereafter acquired” or “all assets of debtor, whether now owned or hereafter acquired” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Canadian Collateral Trustee of any financing statement with respect to the Collateral made prior to the date hereof.

6.4 Authority of Canadian Collateral Trustee. Each Grantor acknowledges that the rights and responsibilities of the Canadian Collateral Trustee under this Agreement with respect to any action taken by the Canadian Collateral Trustee or the exercise or non-exercise by the Canadian Collateral Trustee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Canadian Collateral Trustee and the other Secured Parties, be governed by the Indenture and, to the extent then in effect, by the Collateral Trust Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Canadian Collateral Trustee and the Grantors, the Canadian Collateral Trustee shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority. The Canadian Collateral Trustee is entitled to all the same protections hereunder that the Trustee has under the Indenture.

6.5 Applicable Secured Debt Representative. Notwithstanding anything to the contrary herein and for the avoidance of doubt, the rights, duties and obligations of the Canadian Collateral Trustee hereunder shall be subject to the terms of the Collateral Trust Agreement, to the extent in effect, and any rights, duties and obligations of the Applicable Secured Debt Representative thereunder.

SECTION 7. MISCELLANEOUS

7.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.01 or Section 9.02, as applicable, of the Indenture.

7.2 Notices. All notices, requests and demands to or upon the Canadian Collateral Trustee or any Grantor hereunder shall be effected in the manner provided for in Section 13.01 of the Indenture.

7.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Canadian Collateral Trustee nor any Secured Party shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Canadian Collateral Trustee or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Canadian Collateral Trustee or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Canadian Collateral Trustee or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.4 Enforcement Expenses; Indemnification. (a) Each Grantor agrees to pay, or reimburse each Secured Party and the Canadian Collateral Trustee and each of their respective Affiliates and each of the directors, officers, partners, trustees, employees, attorneys and agents, (and in each case) their respective heirs, representatives, successors and assigns for, all its costs and expenses incurred in enforcing the Indemnified Liabilities (as defined in the Collateral Trust Agreement) (other than any such enforcement determined by a final, non-appealable judgment of a court to have been in bad faith) or preserving any rights under this Agreement, the Indenture and the other Collateral Documents to which such Grantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Secured Party and of counsel to the Canadian Collateral Trustee.

(b) Each Grantor agrees to pay, and to save the Canadian Collateral Trustee and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Indenture, the Canadian Notes and the other Collateral Documents.

7.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Canadian Collateral Trustee and the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Canadian Collateral Trustee.

7.6 Set-Off. Each Grantor hereby irrevocably authorizes the Canadian Collateral Trustee and each Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Canadian Collateral Trustee or such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Canadian Collateral Trustee or such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to the Canadian Collateral Trustee or such Secured Party hereunder, in any currency, whether arising hereunder, under the Indenture, the Canadian Notes or any other Collateral Document, as the Canadian Collateral Trustee or such Secured Party may elect, whether or not the Canadian Collateral Trustee or any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Canadian Collateral Trustee and each Secured Party shall notify such Grantor promptly of any such set-off and the application made by the Canadian Collateral Trustee or such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Canadian Collateral Trustee and each Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Canadian Collateral Trustee or such Secured Party may have.

7.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.10 Integration. This Agreement, the Indenture, the Canadian Notes and the other Collateral Documents represent the agreement of the Grantors, the Canadian Collateral Trustee and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Canadian Collateral Trustee or any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the Indenture, the Canadian Notes and the other Collateral Documents.

7.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

7.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Collateral Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and the courts of the Province of Ontario, and appellate courts from any of the foregoing;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 7.2 or at such other address of which the Canadian Collateral Trustee shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

7.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Collateral Documents to which it is a party;

(b) neither the Canadian Collateral Trustee nor any Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Collateral Documents, and the relationship between the Grantors, on the one hand, and the Canadian Collateral Trustee and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Collateral Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

7.14 Additional Grantors. Each Affiliate of the Company that is required to become a party to this Agreement pursuant to the Indenture shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Affiliate of the Company of an Assumption Agreement in the form of Annex I hereto.

7.15 Releases. (a) The Collateral shall be released from the Liens created hereby at the times, and to the extent, provided under Section 12.04 of the Indenture and (in the case of a complete release of the Collateral) this and all obligations (other than those expressly stated to survive such termination) of the Canadian Collateral Trustee and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Canadian Collateral Trustee shall deliver to such Grantor, on a date to be reasonably specified by such Grantor, any Collateral held by the Canadian Collateral Trustee hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

7.16 Approvals. Any provision contained herein to the contrary notwithstanding, no action shall be taken hereunder by the Canadian Collateral Trustee with respect to the Collateral unless and until all applicable requirements, if any, under applicable federal, provincial and territorial laws and the respective rules and regulations thereunder and thereof, as well as any other laws, rules and regulations of any Governmental Authority applicable to or having jurisdiction over any Grantor, have in the reasonable judgment of the Canadian Collateral Trustee been fully satisfied to the extent necessary to take such action and there have been obtained such consents, approvals and authorizations as may be required to be obtained from applicable federal, state and local regulatory authorities and municipalities and any other Governmental Authority under the terms of any franchise, license or similar operating right held by such Grantor in order to take such action. It is the intention of the parties hereto that the grant to the Canadian Collateral Trustee of security interests in the Collateral, and all rights and remedies by the Canadian Collateral Trustee with respect to the Collateral, shall in all relevant aspects be subject to and governed by said statutes, rules and regulations and that nothing in this Agreement shall be construed to diminish the control exercised by any Grantor, except in accordance with the provisions of any statutory requirements and rules and regulations. By its acceptance of this Agreement, the Canadian Collateral Trustee agrees that it will not take any action pursuant to this Agreement which constitutes or results in any assignment of a license or franchise or any change of control over the communications properties owned and operated by any Grantor, if such assignment of license or franchise or change of control would, under then existing law or under any franchise, require the prior approval of Governmental Authority, without first obtaining such approval. Upon the exercise by the Canadian Collateral Trustee of any power, right, privilege or remedy pursuant to this Agreement which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, each Grantor will execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments and other documents and papers that the Canadian Collateral Trustee may reasonably require in order for such governmental consent, approval, recording, qualification or authorization to be obtained. Each Grantor agrees to use its best efforts to cause such governmental consents, approvals, recordings, qualifications and authorizations to be forthcoming.

7.17 WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, THE CANADIAN COLLATERAL TRUSTEE AND EACH SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

7.18 Collateral Trust Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Canadian Collateral Trustee pursuant to this Agreement and the exercise of any right or remedy by such Canadian Collateral Trustee hereunder are subject to the provisions of any Collateral Trust Agreement then in effect. In the event of any conflict between the terms of any Collateral Trust Agreement then in effect and this Agreement, the terms of such Collateral Trust Agreement will govern.

7.19 Force Majeure. In no event shall the Canadian Collateral Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Canadian Collateral Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

7.20 U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act and other similar laws of Canada, the Canadian Collateral Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Canadian Collateral Trustee. The parties to this Agreement agree that they will provide the Canadian Collateral Trustee with such information as it may request in order for the Canadian Collateral Trustee to satisfy the requirements of the U.S.A. Patriot Act and other similar laws of Canada.

7.21 Permitted Liens. The inclusion or reference to Permitted Liens in this Agreement or in any other Canadian Secured Debt Document is not intended to subordinate and shall not subordinate, and shall not be interpreted as subordinating, the Lien and security interest created by this Agreement or any other Canadian Secured Debt Document to any Permitted Liens.

7.22 Amalgamation. Each Grantor acknowledges and agrees that, in the event it amalgamates with any other corporation or corporations, it is the intention of the parties hereto that the term “Grantor”, when used herein, shall apply to each of the amalgamating corporations and to the amalgamated corporation, such that the security interest granted hereby:

(a) shall extend to “Collateral” (as that term is herein defined) owned by each of the amalgamating corporations and the amalgamated corporation at the time of amalgamation and to any “Collateral” thereafter owned or acquired by the amalgamated corporation, and

(b) shall secure all “Obligations” (as that term is herein defined) of each of the amalgamating corporations and the amalgamated corporation to Agent and Secured Parties at the time of amalgamation and all “Obligations” of the amalgamated corporation to Agent and Secured Parties thereafter arising. The security interest created hereby shall attach to all “Collateral” owned by each corporations amalgamating with any Grantor, and by the amalgamated company, at the time of the amalgamation, and shall attach to all “Collateral” thereafter owned or acquired by the amalgamated corporation when such becomes owned or is acquired.

[Signature page follows.]

IN WITNESS WHEREOF, each of the undersigned has caused this Canadian Collateral Agreement to be duly executed and delivered as of the date first above written.

COMPANY:

PRIMUS TELECOMMUNICATIONS CANADA INC.

By:
Name:
Title:

GUARANTORS:

3082833 NOVA SCOTIA COMPANY

By:
Name:
Title:

TELESONIC COMMUNICATIONS INC.

By:
Name:
Title:

ANNEX I

ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT, dated as of [mm/dd/yy], is delivered by [NAME OF GRANTOR,] a [JURISDICTION] [corporation/limited liability company/limited partnership] (the “Additional Grantor”) pursuant to the Canadian Collateral Agreement, dated as of December 22, 2009 (as it may from time to time be amended, restated, modified or supplemented, the “Canadian Collateral Agreement”; all capitalized terms not defined herein shall have the meaning ascribed to them in the Collateral Agreement), made by Primus Telecommunications Canada Inc. and the other Grantors named therein in favor of Computershare Trust Company of Canada, as Canadian Collateral Trustee.

By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 7.14 of the Canadian Collateral Agreement, hereby becomes a party to the Canadian Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The Additional Grantor confirms the grant to the Canadian Collateral Trustee set forth in the Canadian Collateral Agreement of, and does hereby assign and transfer to the Canadian Collateral Trustee, and hereby grants to the Canadian Collateral Trustee, for the ratable benefit of the Secured Parties, a security interest in, all of the Collateral now owned or at any time hereafter acquired by the Additional Grantor or in which the Additional Grantor now or at any time in the future may acquire any right, title or interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Additional Grantor’s Obligations.

Additional Grantor represents and warrants that the attached Supplements to Schedules, Annex I-A to the Assumption Agreement, accurately and completely set forth all additional information required pursuant to the Canadian Collateral Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Canadian Collateral Agreement. The Additional Grantor hereby represents and warrants, to the extent applicable, that each of the representations and warranties of the Additional Grantor contained in Section 3 of the Canadian Collateral Agreement is true and correct on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except to the extent such representation and warranty expressly relates to an earlier date).

GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

IN WITNESS WHEREOF, Additional Grantor has caused this Assumption Agreement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex I-A to

Assumption Agreement

Supplement to Schedule 2

DESCRIPTION OF PLEDGED SECURITIES

Supplement to Schedule 3

FILINGS AND OTHER ACTIONS REQUIRED TO PERFECT SECURITY INTEREST

Supplement to Schedule 4

JURISDICTION OF ORGANIZATION, IDENTIFICATION NUMBER AND LOCATION OF CHIEF EXECUTIVE OFFICE

Supplement to Schedule 5

LOCATION OF INVENTORY AND EQUIPMENT

Supplement to Schedule 6

INTELLECTUAL PROPERTY

Supplement to Schedule 8

DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

Supplement to Schedule 9

RECEIVABLES

Schedule 2

Description of Pledged Securities

Current Legal Entities Owned by Entity/or Issuer	Record Owners of Entity	Certificate No.	No. Shares/Interest	Percent of Interests Owned that are Pledged
Primus Telecommunications Canada Inc.	3082833 Nova Scotia Company	C-1	825,104 Common Shares	100%

Telesonic Communications Inc.	Primus Telecommunications Canada Inc.	C-1	1,414,289 Common Shares	100%

Primus Telecommunications Canada Inc.	3082833 Nova Scotia Company		Term Debenture in amount of Cdn$237,227,000	100%

Schedule 3

Filings and Other Actions Required to Perfect Security Interests

1.	Registrations against Primus Telecommunications Canada Inc. under Personal Property Security Acts in the following jurisdictions:

Ontario

British Columbia

Alberta

Saskatchewan

Manitoba

Nova Scotia

New Brunswick

2.	Registrations against 3082833 Nova Scotia Company under Personal Property Security Acts in the following jurisdictions:

Ontario

British Columbia

Nova Scotia

3.	Registration against Telesonic Communications Inc. under the Personal Property Security Act (Ontario).

4.	Registration against Primus Telecommunications Canada Inc. with the Quebec Registry of Personal and Movable Real Rights.

5.	Registration against Primus Telecommunications Canada Inc. under the Uniform Commercial Code (DC).

Schedule 4

Jurisdictions of Organization, Indentification Number

and Location of Chief Executive Office

Company	Jurisdiction of Organization	Identification Number	Chief Executive Office
Primus Telecommunications Canada Inc.	Ontario	1683879	5343 Dundas Street West, Suite 400 Toronto

Telesonic Communications Inc.	Ontario	1598316	5343 Dundas Street West, Suite 400 Toronto

3082833 Nova Scotia Company	Nova Scotia	3082833	900-1959 Upper Water Street Halifax, NS

Schedule 5

Location of Inventory and Equipment

Company/Relevant Subsidiary	Address
3082833 Nova Scotia Company	900-1959 Upper Water Street Halifax, NS

Primus Telecommunications Canada Inc.	5343 Dundas Street West, Suite 400 Toronto

Primus Telecommunications Canada Inc.	333 Seymour Street Suite 530 and 540 Vancouver, B.C. V6B 5A6

Primus Telecommunications Canada Inc.	970 Green Valley Road London, Ontario N6N 1E3

Primus Telecommunications Canada Inc.	710 Dorval Drive Suite 700 Oakville, Ontario L6K 3V7

Primus Telecommunications Canada Inc.	31 Auriga Drive Ottawa, Ontario K2E 1C4

Primus Telecommunications Canada Inc.	135 St. Francois Street Edmunston, New Brunswick E3V 1E8

Primus Telecommunications Canada Inc.	555 West Hastings Street Suite 2050 and 2060 Vancouver, B.C. V6B 4N4

Primus Telecommunications Canada Inc.	151 Front Street West Suites 604A, 607, 610, 8th floor and roof Toronto, Ontario M5J 2N1

Primus Telecommunications Canada Inc.	210 Dundas Street West 8 th Floor Toronto, Ontario M5G 2E8

Company/Relevant Subsidiary	Address
Primus Telecommunications Canada Inc.	WaterPark Place 10 Bay St., Suite 200, Toronto, Ontario M5J 2N8

Primus Telecommunications Canada Inc.	2934 Baseline Road Ground Floor Ottawa, Ontario K2H 1B2

Primus Telecommunications Canada Inc.	195 Colonnade Road South Nepean, Ontario K2E 7K3

Primus Telecommunications Canada Inc.	230 – 605 1st Street SW Suite 230 Calgary, Alberta T2P 3S9

Primus Telecommunications Canada Inc.	8500 Leslie St. Thornhill, Ontario L3T 7M8

Primus Telecommunications Canada Inc.	25 Trailwood Drive Mississauga, Ontario L4Z 3L6 (roof and floor space)

Primus Telecommunications Canada Inc.	10335 172 Street Suite 307 Edmonton, Alberta

Primus Telecommunications Canada Inc.	140 Renfrew Drive, Suite 200 Markham, Ontario

Primus Telecommunications Canada Inc.	3016-19th Street N.E. #204 Calgary, Alberta

Primus Telecommunications Canada Inc.	Edmonton City Centre #300 Edmonton, Alberta

Primus Telecommunications Canada Inc.	160 Market St Hamilton, Ontario

Company/Relevant Subsidiary	Address
Primus Telecommunications Canada Inc.	200 Bay Street South Hamilton, Ontario

Primus Telecommunications Canada Inc.	194 Gage Ave. So. Hamilton, Ontario

Primus Telecommunications Canada Inc.	150 Sanford Ave North Hamilton, Ontario

Primus Telecommunications Canada Inc.	4800 Dufferin Street Toronto, Ontario

Primus Telecommunications Canada Inc.	6205 Airport Road Toronto, Ontario

Primus Telecommunications Canada Inc.	33 Carlson Court Toronto, Ontario

Primus Telecommunications Canada Inc.	33 Fennell Ave E. Hamilton, Ontario

Primus Telecommunications Canada Inc.	644 Main Street Hamilton, Ontario

Primus Telecommunications Canada Inc.	105 Main St East Hamilton, Ontario

Primus Telecommunications Canada Inc.	1280 Main St W Hamilton, Ontario

Primus Telecommunications Canada Inc.	300 Mohawk Road Hamilton, Ontario

Primus Telecommunications Canada Inc.	950 Fennell Ave E Hamilton, Ontario

Primus Telecommunications Canada Inc.	55 Reading Court Etobicoke, Ontario

Primus Telecommunications Canada Inc.	30 Malta Avenue Brampton, Ontario M2R 3V8

Primus Telecommunications Canada Inc.	Hydro One Tower Clairville, Ontario

Primus Telecommunications Canada Inc.	176 Rivermead Road #3 Concord, Ontario L4K 3M7

Primus Telecommunications Canada Inc.	100 Allstate Parkway Markham, Ontario L3R 6H3

Company/Relevant Subsidiary	Address
Primus Telecommunications Canada Inc.	50 East Valhalla Drive Markham, Ontario

Primus Telecommunications Canada Inc.	68 Corporate Drive Scarborough, Ontario M1H 3H3

Primus Telecommunications Canada Inc.	10 Torresdale Avenue Toronto, Ontario M2R 3V8

Primus Telecommunications Canada Inc.	8000 Jane Street Vaughan, Ontario L4K 5B8

Primus Telecommunications Canada Inc.	63 John Street Brampton, Ontario

Primus Telecommunications Canada Inc.	299 Walker Brampton, Ontario

Primus Telecommunications Canada Inc.	86 Market St Brantford, Ontario

Primus Telecommunications Canada Inc.	120 7th Ave SW Calgary, Alberta

Primus Telecommunications Canada Inc.	10405 104th Ave NW Edmonton, Alberta

Primus Telecommunications Canada Inc.	20 Hunter Street West Hamilton, Ontario

Primus Telecommunications Canada Inc.	628 Upper Wentworth St Hamilton, Ontario

Primus Telecommunications Canada Inc.	1212 Main Street East Hamilton, Ontario

Primus Telecommunications Canada Inc.	450 Princess St. Kingston, Ontario

Primus Telecommunications Canada Inc.	20 Water St. North Kitchener, Ontario

Primus Telecommunications Canada Inc.	391 Albert St Kitchener, Ontario

Primus Telecommunications Canada Inc.	479 Clarence Street London, Ontario

Company/Relevant Subsidiary	Address
Primus Telecommunications Canada Inc.	735 Hyde Park Rd London, Ontario

Primus Telecommunications Canada Inc.	1775 Whitney St London, Ontario

Primus Telecommunications Canada Inc.	725 Southdale Rd East London, Ontario

Primus Telecommunications Canada Inc.	915 Av Atwater Montreal, Quebec

Primus Telecommunications Canada Inc.	87 Rue Ontario Ouest Montreal, Quebec

Primus Telecommunications Canada Inc.	6420 Rue Saint-Dominique Montreal, Quebec

Primus Telecommunications Canada Inc.	6961 Boul Saint-Michel Montreal, Quebec

Primus Telecommunications Canada Inc.	5220 Rue De Castille, Montreal-Nord, Montreal, Quebec

Primus Telecommunications Canada Inc.	960 1Re Av., Verdun Montreal, Quebec

Primus Telecommunications Canada Inc.	3555 Rue De Cadillac Montreal, Quebec

Primus Telecommunications Canada Inc.	6920 Boul Joseph-Renaud, Anjou Montreal, Quebec

Primus Telecommunications Canada Inc.	6055 Av Monkland Montreal, Quebec

Primus Telecommunications Canada Inc.	2265 Av Papineau Montreal, Quebec

Primus Telecommunications Canada Inc.	4450 Rue Dudemaine Montreal, Quebec

Primus Telecommunications Canada Inc.	6250 Chemin De La Cote-Des-Neiges Montreal, Quebec

Primus Telecommunications Canada Inc.	15 Victoria St Oshawa, Ontario

Primus Telecommunications Canada Inc.	78 O’Connor Street Ottawa, Ontario

Primus Telecommunications Canada Inc.	1501 Bank St Ottawa, Ontario

Company/Relevant Subsidiary	Address
Primus Telecommunications Canada Inc.	225 Montreal Rd Ottawa, Ontario

Primus Telecommunications Canada Inc.	3212 Richmond Rd Ottawa, Ontario

Primus Telecommunications Canada Inc.	190 Iona St Ottawa, Ontario

Primus Telecommunications Canada Inc.	1671 Merivale Rd Ottawa, Ontario

Primus Telecommunications Canada Inc.	76 Adelaide St West Toronto, Ontario

Primus Telecommunications Canada Inc.	1 Eagle Road Toronto, Ontario

Primus Telecommunications Canada Inc.	220 Simcoe Street Toronto, Ontario

Primus Telecommunications Canada Inc.	1040 Dufferin Street Toronto, Ontario

Primus Telecommunications Canada Inc.	15 Asquith Avenue Toronto, Ontario

Primus Telecommunications Canada Inc.	72 Eglinton Av East Toronto, Ontario

Primus Telecommunications Canada Inc.	19 Main Street Toronto, Ontario

Primus Telecommunications Canada Inc.	4 Bellevue Cres Toronto, Ontario

Primus Telecommunications Canada Inc.	31 Finch Ave East Toronto, Ontario

Primus Telecommunications Canada Inc.	103 Ernest Ave Toronto, Ontario

Primus Telecommunications Canada Inc.	200 Rogers Road Toronto, Ontario

Primus Telecommunications Canada Inc.	3783 St. Clair Ave E Toronto, Ontario

Primus Telecommunications Canada Inc.	240 Acton Ave Toronto, Ontario

Company/Relevant Subsidiary	Address
Primus Telecommunications Canada Inc.	4171 Sheppard Ave East Toronto, Ontario

Primus Telecommunications Canada Inc.	67 Orchard Park Dr Toronto, Ontario

Primus Telecommunications Canada Inc.	2664 Islington Av Toronto, Ontario

Primus Telecommunications Canada Inc.	130 Ridelle AV Toronto, Ontario

Primus Telecommunications Canada Inc.	562 Runnymede Rd Toronto, Ontario

Primus Telecommunications Canada Inc.	184 Simpson AV Toronto, Ontario

Primus Telecommunications Canada Inc.	364 Donlands Av Toronto, Ontario

Primus Telecommunications Canada Inc.	1260 Don Mills Rd Toronto, Ontario

Primus Telecommunications Canada Inc.	40 Old Burnhamthorpe Rd Toronto, Ontario

Primus Telecommunications Canada Inc.	1421 Victoria Park Toronto, Ontario

Primus Telecommunications Canada Inc.	180 Islington Ave Toronto, Ontario

Primus Telecommunications Canada Inc.	3665 Lawrence Ave E Toronto, Ontario

Primus Telecommunications Canada Inc.	1101 Alness St Toronto, Ontario

Primus Telecommunications Canada Inc.	768 Seymour St Vancouver, Ontario

Primus Telecommunications Canada Inc.	2212 W 10th Ave Vancouver, Ontario

Primus Telecommunications Canada Inc.	380 East 10th Ave Vancouver, Ontario

Primus Telecommunications Canada Inc.	1149 Goyeau Street Windsor, Ontario

Primus Telecommunications Canada Inc.	3501 Avondale Court Windsor, Ontario

Company/Relevant Subsidiary	Address
Primus Telecommunications Canada Inc.	1706 Francois Rd Windsor, Ontario

Primus Telecommunications Canada Inc.	166 Portage Ave East Winnipeg, Ontario

Primus Telecommunications Canada Inc.	2491 Portage Ave Winnipeg, Ontario

Primus Telecommunications Canada Inc.	297 Sherbrook Street Winnipeg, Ontario

Primus Telecommunications Canada Inc.	640 Corydon Ave Winnipeg, Ontario

Primus Telecommunications Canada Inc.	220 Station St 2nd Floor Belleville, Ontario

Primus Telecommunications Canada Inc.	22 Selby Rd Brampton, Ontario

Primus Telecommunications Canada Inc.	23 Harris Ave Brantford, Ontario

Primus Telecommunications Canada Inc.	141 Perth St CNR Stn Brockville, Ontario

Primus Telecommunications Canada Inc.	109B Station Rd Cornwall, Ontario

Primus Telecommunications Canada Inc.	9924 – 104th Ave NW, 2 nd Floor Edmonton, Alberta

Primus Telecommunications Canada Inc.	94 Dundurn St South Hamilton, Ontario

Primus Telecommunications Canada Inc.	14 Brunel, Lot 11-12 Brunel District Muskoka Huntsville, Ontario

Primus Telecommunications Canada Inc.	350 Landsdowne St Kamloops, B.C.

Primus Telecommunications Canada Inc.	810 Montreal Street Kingston, Ontario

Primus Telecommunications Canada Inc.	185 Breithaupt St Kitchener, Ontario

Company/Relevant Subsidiary	Address
Primus Telecommunications Canada Inc.	Champlain College 5 Winder Street Lennoxville, Quebec

Primus Telecommunications Canada Inc.	205 York St London, Ontario

Primus Telecommunications Canada Inc.	740 Notre Dame Ouest, 3 rd Floor Montreal, Quebec

Primus Telecommunications Canada Inc.	60 Hudson St Suite 1904 New York, New York

Primus Telecommunications Canada Inc.	17 King St East Oshawa, Ontario

Primus Telecommunications Canada Inc.	555 Wentworth St East, Unit 5 Oshawa, Ontario

Primus Telecommunications Canada Inc.	495 Terminal Ave Ottawa, Ontario

Primus Telecommunications Canada Inc.	2020 Saskatchewan Dr, 2 nd Floor Regina, Saskatchewan

Primus Telecommunications Canada Inc.	400 Avenue A South Saskatoon, Saskatchewan

Primus Telecommunications Canada Inc.	Sault College 443 Northern Ave H Wing Bsmt Sault Ste. Marie, Ontario P6A 5L3

Primus Telecommunications Canada Inc.	51 Elgin St Sudbury, Ontario

Primus Telecommunications Canada Inc.	723 North McKellar St Thunder Bay, Ontario

Primus Telecommunications Canada Inc.	737 Ouellette Ave., London Telecom and Wincom POP Windsor, Ontario

Company/Relevant Subsidiary	Address
Primus Telecommunications Canada Inc.	392 Main St Winnipeg, Alberta

Primus Telecommunications Canada Inc.	330 Bay Street, Suite 1600 Toronto, Ontario M5H 2S8

Primus Telecommunications Canada Inc.	166 Portage Ave. East Winnipeg, Manitoba R3C 3N8

Primus Telecommunications Canada Inc.	2491 Portage Ave. East Winnipeg, Manitoba R3J 0N6

Telesonic Communications Inc.	140 Renfrew Dr., Suite 200 Markham, ON, L3R 6B3

Schedule 6

Intellectual Property

TRADEMARKS

Primus Telecommunications Canada Inc.

Trade-mark	App./Reg. No.	App./Reg. Date	Status
800-363-FLAT	TMA515437	1999-08-26	Registered

888-LTN-FLAT	TMA513635	1999-07-29	Registered

BPS	TMA632560	2005-02-10	Registered

BROADBAND PHONE SERVICE (BPS)	TMA678143	2006-12-05	Registered

BROADBAND VOICE SERVICE (BVS)	TMA678144	2006-12-05	Registered

BVS	TMA632466	2005-02-09	Registered

CALL25	TMA644503	2005-07-15	Registered

COMPARE AND REWARD	TMA603341	2004-02-26	Registered

DATASAFE ADVANCED	1217670	2004-05-21	Allowed

DATASAFE EXTRA SECURE	1217678	2004-05-21	Registered

DATASAFE SOLUTIONS	1217679	2004-05-21	Registered

EASYREACH COMMUNICATIONS	TMA498070	1998-07-30	Registered

ENTERPRISE DATASAFE	1217677	2004-05-21	Allowed

GLOBALSERVE	TMA468136	1997-01-02	Registered

GO FOR MORE	TMA658186	2006-02-07	Registered

GUARDIEN TÉLÉMARKETING	TMA749509	2007-08-28	Formulized

INTERNATIONAL SANS COMPROMIS	TMA707426	2008-02-14	Registered

LONDON TELECOM	TMA423877	1994-02-25	Registered

LONDON TELECOM NETWORK	TMA423876	1994-02-25	Registered

LONDON TELECOM NETWORK & DESIGN	TMA465850	1996-11-06	Registered

LONDON TELECOM NETWORK CANADA’S FLAT RATE LONG DISTANCE COMPANY & DESIGN	TMA535474	2000-10-23	Registered

MAGMA	TMA733207	2009-01-27	Registered

MAGMA & DESIGN	TMA733208	2009-01-27	Registered

Trade-mark	App./Reg. No.	App./Reg. Date	Status
MORE $15	TMA693053	2007-07-31	Registered

MORE $20	TMA693052	2007-07-31	Registered

MORE $25	TMA693051	2007-07-31	Registered

MORE $35	TMA693050	2007-07-31	Registered

MORE ANYTIME	TMA667323	2006-07-11	Registered

MORE EVENINGS AND WEEKENDS	TMA693480	2007-08-03	Registered

MY TALKBROADBAND	TMA654488	2005-12-06	Registered

OBTENEZ-EN PLUS	TMA706434	2008-02-04	Registered

ONRAMP NETWORK SERVICES INC. & DESIGN	TMA613371	2004-06-22	Registered

PARLEZ HAUTE VITESSE	TMA655193	2005-12-15	Registered

PLUS! 15$	TMA692862	2007-07-27	Registered

PLUS! 20$	TMA693049	2007-07-31	Registered

PLUS! 25$	TMA693048	2007-07-31	Registered

PLUS! 35$	TMA693047	2007-07-31	Registered

PLUS! EN TOUT TEMPS	TMA674864	2006-10-13	Registered

PLUS! SOIR ET LE WEEKEND	TMA694494	2007-08-22	Registered

REVERSE CALLING & DESIGN	TMA451154	1995-12-01	Registered

SERVICE ELECTRONIQUE WIN-TEL	TMA642557	2005-06-20	Registered

TALKBROADBAND	TMA635039	2005-03-11	Registered

TELE-FRIEND	TMA436619	1994-12-02	Registered

TELEMARKETING GUARD	TMA749510	2007-08-28	Searched

THE LONDON TELECOM GROUP & DESIGN	TMA504990	1998-12-03	Registered

TOTALLINE COMMUNICATIONS INC. & DESIGN	TMA522632	2000-02-01	Registered

TOTALLINE COMMUNICATIONS INC. design	TMA522250	2000-01-26	Registered

Trade-mark	App./Reg. No.	App./Reg. Date	Status
TRULY INTERNATIONAL	TMA714001	2008-05-09	Registered

TRULY UNLIMITED CANADA	TMA659832	2006-02-28	Registered

TRULY UNLIMITED NORTH AMERICA	TMA659969	2006-03-01	Registered

WIN-TEL	TMA630061	2005-01-12	Registered

WIN-TEL E-CARE	TMA691794	2007-07-11	Registered

WORLDTALK & GLOBE DESIGN	TMA473151	1997-03-20	Registered
3082833 Nova Scotia Company
Trade-mark	Reg. No.	Reg. Date	Status
CALL HOME	TMA471805	1997-02-27	Registered

CALL NORTH AMERICA	TMA430193	1994-07-08	Registered

CALL REGIONAL	TMA431725	1994-08-12	Registered

CLOSE CONNECTIONS	TMA430020	1994-07-01	Registered

DIME TIME	TMA510125	1999-03-26	Registered

DIX SOUS C’EST TOUT	TMA507619	1999-02-05	Registered

ENTRE NOUS	TMA436267	1994-11-25	Registered

FREE MONTH FOR LIFE	TMA477010	1997-05-29	Registered

IT’S YOUR CALL	TMA454966	1996-03-08	Registered

LA QUALITÉ EN INTERURBAIN À MOINDRE PRIX	TMA477212	1997-06-04	Registered

MON PAYS	TMA492607	1998-04-08	Registered

MY COUNTRY	TMA501131	1998-09-24	Registered

NOUS SOMMES TOUJOURS À L’ÉCOUTE	TMA490172	1998-02-18	Registered

ONE & ALL	TMA447160	1995-09-01	Registered

OUR WORLD IS FLAT	TMA526682	2000-04-18	Registered

QUALITY LONG DISTANCE FOR LESS	TMA453520	1996-02-02	Registered

TOUJOURS À L’ÉCOUTE	TMA490173	1998-02-18	Registered

UN POUR TOUS	TMA447842	1995-09-15	Registered

YOU TALK WE LISTEN	TMA490124	1998-02-18	Registered

PATENTS

Primus Telecommunications Canada, Inc.

Patent	Details
Call Screening System and Method	Patent No. 2,597,377 Filing Date: August 15, 2007

Schedule 7

[Intentionally Omitted]

Schedule 8

Deposit Accounts and Securities Accounts

Account #	Account Name	Bank Branch	Branch Address	Account Currency
80002 00234 18	Primus Deposit Account	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	Canadian

80002 03789 17	TCI Disbursements	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	Canadian

80002 03875 17	TCI Deposits	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	Canadian

80002 03842 16	TCI Payroll	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	Canadian

80002 03889 12	TCI Concentration	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	Canadian

80002 12524 10	Primus Payroll	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	Canadian

80002 12525 18	Primus Disbursements	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	Canadian

80002 12526 15	Primus	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	Canadian

80002 12527 12	Primus Concentration	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	Canadian

80002 11387 15	Primus Operating Account	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	Canadian

Account #	Account Name	Bank Branch	Branch Address	Account Currency
80002 13040 11	MIPPS Inc.	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	Canadian

80002 06133 12	Globility	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	Canadian

80002 06151 10	Globility Communications	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	Canadian

80002 13015 19	Magma Deposit Account	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	Canadian

80002 13089 12	Magma Disbursements	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	Canadian

80002 13112 12	Magma Payroll Account	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	Canadian

80002 13114 17	Magma Concentration	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	Canadian

47696 01092 15	Project Samuels	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	Canadian

0481 1010 446	Magma Communications	Bank of Montreal	510 Main Street Winchester, Ontario K0C 2K0	Canadian

80002 62439 16	3082833 Nova Scotia Company	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	USD

Account #	Account Name	Bank Branch	Branch Address	Account Currency
80002 61699 10	Primus Deposit Account	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	USD

80002 61700 13	Primus	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	USD

80002 61701 10	Primus Concentration	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	USD

80002 87432 15	Primus Disbursements	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	USD

80002 85441 15	MIPPS Inc.	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	USD

80002 85300 17	TCI US	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	USD

80002 85634 11	Magma US	Scotiabank	44 King Street West Toronto, Ont. M5K 1A2	USD

Schedule 9

Receivables

1.	Promissory note in the amount of $40,000.00 dated April 20, 2009 given by Primus Telecommunications Canada Inc. in favour of 9151-4877 Quebec Inc. (dba Teliphone Inc.).

The $40,000.00 receivable is payable over a two year period and as of December 1, 2009 the balance outstanding is $19,000.00